PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Fourth Quarter 2018 Results

•	Fourth quarter 2018 net income available to shareholders of $1,442 million, or $12.14 on a per diluted share basis, driven primarily by net derivative mark-to-market gains

•	Adjusted earnings, less notable items*, of $199 million, or $1.68 on a per diluted share basis

•	Annuity sales grew 27 percent over the fourth quarter of 2017

•	Variable annuity assets remained above CTE98*

•	Company repurchased $63 million of its common stock during the quarter, bringing the 2018 total to $105 million
CHARLOTTE, NC, February 11, 2019 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the fourth quarter ended December 31, 2018.
Fourth Quarter 2018 Results
The company reported net income available to shareholders of $1,442 million in the fourth quarter of 2018, or $12.14 on a per diluted share basis, compared to net income available to shareholders of $668 million in the fourth quarter of 2017. The company ended the fourth quarter of 2018 with stockholders' equity ("book value") of $14.4 billion, or $122.67 on a per share basis, and book value, excluding accumulated other comprehensive income ("AOCI") of $13.7 billion, or $116.58 on a per share basis.

For the fourth quarter of 2018, the company reported adjusted earnings* of $186 million, or $1.56 on a per diluted share basis.

The adjusted earnings for the quarter reflected $13 million of net unfavorable notable items, or $0.11 on a per diluted share basis, including:

•	A $26 million net favorable impact related to modeling improvements resulting from an actuarial system conversion; and

•	Establishment costs of $39 million related to planned technology and branding expenses associated with the company's separation from its former parent company.

_______________________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures is provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Fourth Quarter 2018 Brighthouse Financial, Inc. Financial Supplement and/or the Fourth Quarter 2018 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

For the full year 2018, the company reported net income available to shareholders of $865 million, or $7.21 on a per diluted share basis. The company reported full year adjusted earnings of $892 million, or $7.44 on a per diluted share basis, and full year adjusted earnings, less notable items, of $998 million, or $8.33 on a per diluted share basis.
Corporate expenses in the fourth quarter of 2018 were $233 million pre-tax, down from $242 million pre-tax in the third quarter of 2018.
Annuity sales increased 27 percent quarter-over-quarter and 10 percent sequentially, driven by an increase in sales of Shield and fixed indexed annuities. The company's fourth quarter 2018 sales results were its highest since becoming an independent company.
During the quarter, the company repurchased $63 million of its common stock under its stock repurchase program announced on August 6, 2018, resulting in a total of $105 million of its shares repurchased during 2018.
"We are pleased with our continued strong growth in annuity sales as well as the solid performance of our hedging program in the face of financial market headwinds during the quarter," commented Eric Steigerwalt, president and chief executive officer, Brighthouse Financial. "We made significant progress executing our strategy during 2018, which we believe will enable us to achieve our longer-term financial targets and generate value for shareholders."

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	December 31, 2018		December 31, 2017
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$1,442	$12.14	$668	$5.57
Adjusted earnings (1)	$186	$1.56	$992	$8.28
Weighted average common shares outstanding - diluted	118,685,082	N/A	119,773,106	N/A

Book value	$14,418	$122.67	$14,515	$121.19
Book value, excluding AOCI	$13,702	$116.58	$12,839	$107.19
Ending common shares outstanding	117,532,336	N/A	119,773,106	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
Adjusted earnings	December 31, 2018	September 30, 2018	December 31, 2017
Annuities	$175	$401	$208
Life	$64	$61	$5
Run-off	$18	$(105)	$(80)
Corporate & Other (1)	$(71)	$(87)	$859

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Sales (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Annuities (1)	$1,698	$1,541	$1,341
Life	$1	$2	$3

(1) Annuities sales include sales of a fixed indexed annuity product sold by Massachusetts Mutual Life Insurance Company, representing 90% of gross sales of that product. Sales of this product were $368 million for the fourth quarter of 2018, $302 million for the third quarter of 2018, and $203 million for the fourth quarter of 2017.

Annuities
Adjusted earnings in the Annuities segment were $175 million in the current quarter, compared to adjusted earnings of $208 million in the fourth quarter of 2017 and adjusted earnings of $401 million in the third quarter of 2018.
The current quarter includes a $12 million favorable notable item related to an actuarial system conversion, as described above. The fourth quarter of 2017 did not include any notable items. The third quarter of 2018 included a $154 million favorable notable item related to the annual actuarial review completed during the third quarter.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher deferred acquisition costs ("DAC") amortization, higher reserves and lower fees, driven primarily by negative market performance in the quarter, and higher claims, partially offset by higher net investment income and lower expenses. On a sequential basis, adjusted earnings, less notable items, reflect higher DAC amortization, higher reserves and lower fees, driven by negative market performance in the quarter, partially offset by lower expenses.
As mentioned above, annuity sales increased 27 percent quarter-over-quarter and 10 percent sequentially, driven by an increase in sales of Shield and fixed indexed annuities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Life
Adjusted earnings in the Life segment were $64 million in the current quarter, compared to adjusted earnings of $5 million in the fourth quarter of 2017 and adjusted earnings of $61 million in the third quarter of 2018.
There were no notable items in the current quarter or in the fourth quarter of 2017. The third quarter of 2018 included $11 million of favorable notable items, primarily related to the annual actuarial review completed during the third quarter.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower claims and higher net investment income. On a sequential basis, adjusted earnings, less notable items, reflect lower claims, partially offset by higher DAC amortization driven by negative market performance in the quarter.
Run-off
The Run-off segment had adjusted earnings of $18 million in the current quarter, compared to an adjusted loss of $80 million in the fourth quarter of 2017 and an adjusted loss of $105 million in the third quarter of 2018.
The current quarter includes a $14 million favorable notable item related to an actuarial system conversion, as described above. The fourth quarter of 2017 included $91 million of unfavorable notable items, primarily related to reserve adjustments. The third quarter of 2018 included $140 million of unfavorable notable items, primarily related to reinsurance recaptures.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower net investment income. On a sequential basis, adjusted earnings, less notable items, reflect higher claims and lower fees.
Corporate & Other
Corporate & Other had an adjusted loss of $71 million in the current quarter, compared to adjusted earnings of $859 million in the fourth quarter of 2017 and an adjusted loss of $87 million in the third quarter of 2018.
The current quarter includes a $39 million unfavorable notable item related to establishment costs, as described above. The fourth quarter of 2017 included $886 million of favorable notable items, primarily related to tax reform. The third quarter of 2018 included $69 million of unfavorable notable items related to establishment costs.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects lower net investment income and higher interest expense on debt. On a sequential basis, the adjusted loss, less notable items, reflects higher expenses, including higher interest expense on debt.
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Net investment income	$862	$853	$769
Adjusted net investment income*	$863	$852	$780

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Net Investment Income
Net investment income for the fourth quarter of 2018 was $862 million.
Adjusted net investment income for the quarter was $863 million. On a quarter-over-quarter basis, adjusted net investment income increased $83 million, primarily driven by growth in average invested assets, the ongoing repositioning of the investment portfolio, and higher alternative investment income. On a sequential basis, adjusted net investment income increased $11 million, primarily driven by growth in average invested assets and the ongoing repositioning of the investment portfolio, partially offset by lower alternative investment income.
The net investment income yield was 4.48 percent during the quarter.

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	December 31, 2018 (1)	September 30, 2018	December 31, 2017
Statutory combined total adjusted capital	$7.4	$6.0	$6.6

(1) Reflects preliminary statutory results as of December 31, 2018.

Capitalization

Holding company liquid assets were $752 million at December 31, 2018.

For the full year 2018, adjusted statutory earnings were approximately $320 million.

Statutory combined total adjusted capital on a preliminary basis increased to $7.4 billion at December 31, 2018, driven by the performance of the variable annuity exposure management program.

Variable annuity assets remained above the CTE98 level at December 31, 2018.

As previously announced, on February 1, 2019, the company entered into a new term loan agreement with respect to a new $1.0 billion unsecured term loan facility. The company used the borrowings under this facility to prepay in full all loans outstanding under its $600 million term loan facility that was scheduled to mature in December 2019 and to pay related fees and expenses, with the remainder to be used for general corporate purposes. The company has no outstanding debt maturing prior to 2024.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Earnings Conference Call
Brighthouse Financial plans to hold a conference call and audio webcast to discuss its financial results for the fourth quarter of 2018 at 8:00 a.m. Eastern Time on Tuesday, February 12, 2019.
To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com. To join the conference call via telephone from within the U.S., please dial (844) 358-9117 and use conference ID 3028509. To join the conference call via telephone from outside the U.S., please dial +1 (209) 905-5952 and use conference ID 3028509.
A replay of the conference call will be made available until Friday, March 1, 2019 on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on equity	return on equity
adjusted return on equity, less notable items	return on equity
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses
Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding (i) the impact of market volatility, which could distort trends, and (ii) businesses that have been or will be sold or exited by us, referred to as divested businesses.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Adjusted earnings reflects adjusted revenues less adjusted expenses, both net of income tax, and excludes net income (loss) attributable to noncontrolling interests. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•	Net investment gains (losses);

•
Net derivative gains (losses) ("NDGL"), except earned income on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•	Amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses) and certain variable annuity GMIB fees ("GMIB Fees")(1).
The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•	Amounts associated with benefits and hedging costs related to GMIBs ("GMIB Costs")(1);

•
Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts ("Market Value Adjustments"); and

•
Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments(1).

The tax impact of the adjustments mentioned is calculated net of the statutory tax rate, which could differ from our effective tax rate.
Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Equity
Adjusted earnings per common share and adjusted return on equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.
Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period.
Adjusted return on equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s stockholders' equity, excluding AOCI.

_______________________

(1) Collectively, amounts related to GMIB, excluding amounts recorded in NDGL, may be referred to as "GMIB adjustments."

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Adjusted Net Investment Income
We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income including investment hedge adjustments.

Other Financial Disclosures

Corporate Expenses
Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items
Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI
Brighthouse uses the term "book value" to refer to "stockholders' equity." Book value per common share is defined as ending Brighthouse Financial, Inc.'s stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE95
CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst 5 percent of a set of capital market scenarios over the life of the contracts.

CTE98
CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst 2 percent of a set of capital market scenarios over the life of the contracts.

Holding Company Liquid Assets
Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Sales
Statistical sales information for life sales is calculated using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Annuity sales consist of 100 percent of direct statutory premiums, except for fixed indexed annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude company sponsored internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield
Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Adjusted Statutory Earnings
Adjusted statutory earnings is a measure of our insurance companies' ability to pay future distributions and are reflective of whether our hedging program functions as intended. Adjusted statutory earnings is calculated as statutory pre-tax income less the change in the variable annuities reserve methodology (Actuarial Guideline 43) while including the change in both the reserve and capital methodology based CTE95 calculation, as well as unrealized gains (losses) associated with the variable annuities risk management strategy. Adjusted statutory earnings may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operating and financial results, as well as statements regarding the expected benefits of the separation (the "Separation") from MetLife, Inc. ("MetLife") and the recapitalization actions.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased counterparty risk due to guarantees within certain of our products; the effectiveness of our exposure management strategy and the impact of such strategy on net income volatility and negative effects on our statutory capital; the additional reserves we will be required to hold against our variable annuities as a result of actuarial guidelines; a sustained period of low equity market prices and interest rates that are lower than those we assumed when we issued our variable annuity products; our degree of leverage due to indebtedness incurred in connection with the Separation; the effect adverse capital and credit market conditions may have on our ability to meet liquidity needs and our access to capital; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the effectiveness of our risk management policies and procedures; the availability of reinsurance and the ability of our counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; changes in accounting standards, practices and/or policies applicable to us; the ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders; our ability to market and distribute our products through distribution channels; the impact of the Separation on our business and profitability due to MetLife's strong brand and reputation, the increased costs related to replacing arrangements with MetLife with those of third parties and incremental costs as a public company; any failure of third parties to provide services we need, any failure of the practices and procedures of these third parties and any inability to obtain information or assistance we need from third parties, including MetLife; whether the operational, strategic and other benefits of the Separation can be achieved, and our ability to implement our business strategy; whether all or any portion of the Separation tax consequences are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements including the potential of outcomes adverse to us that could cause us to owe MetLife material tax reimbursements or payments or disagreements regarding MetLife's or our obligations under our other agreements; the impact on our business structure, profitability, cost of capital and flexibility due to restrictions we have agreed to that preserve the tax-free treatment of certain parts of the Separation; the potential material negative tax impact of the Tax Cuts and Jobs Act and other potential future tax legislation that could decrease the value of our tax attributes, lead to increased risk-based capital requirements and cause other cash expenses, such as reserves, to increase materially and make some of our products less attractive to consumers; whether the distribution of shares of Brighthouse Financial, Inc. common stock to MetLife's stockholders in connection with the Separation (the "Distribution") will qualify for non-recognition treatment for U.S. federal income tax purposes and potential indemnification to MetLife if the Distribution does not so qualify; our ability to attract and retain key personnel; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2017 and our subsequent Quarterly Reports on Form 10-Q, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

About Brighthouse Financial, Inc.
Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S., we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Tim Miller (980) 949-3121 tim.w.miller@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	December 31, 2018	September 30, 2018	December 31, 2017
Premiums	$223	$225	$233
Universal life and investment-type product policy fees	899	972	963
Net investment income	862	853	769
Other revenues	89	105	322
Revenues before NIGL and NDGL	2,073	2,155	2,287
Net investment gains (losses)	(86)	(42)	6
Net derivative gains (losses)	2,039	(691)	(413)
Total revenues	$4,026	$1,422	$1,880

Expenses
Interest credited to policyholder account balances	$270	$273	$273
Policyholder benefits and claims	899	822	904
Amortization of DAC and VOBA	469	30	231
Interest expense on debt	45	40	37
Other expenses	556	625	657
Total expenses	2,239	1,790	2,102
Income (loss) before provision for income tax	1,787	(368)	(222)
Provision for income tax expense (benefit)	345	(99)	(890)
Net income (loss)	1,442	(269)	668
Less: Net income (loss) attributable to noncontrolling interests	—	2	—
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$1,442	$(271)	$668

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	December 31, 2018	September 30, 2018	December 31, 2017
Investments:
Fixed maturity securities available-for-sale	$62,608	$62,279	$64,991
Equity securities (1)	140	150	161
Mortgage loans, net	13,694	13,033	10,742
Policy loans	1,421	1,443	1,523
Real estate joint ventures	451	444	433
Other limited partnership interests	1,840	1,765	1,669
Short-term investments	—	116	312
Other invested assets (1)	3,027	2,099	2,507
Total investments	83,181	81,329	82,338
Cash and cash equivalents	4,145	2,144	1,857
Accrued investment income	724	675	601
Reinsurance recoverables	12,929	12,683	12,763
Premiums and other receivables	768	868	762
DAC and VOBA	5,717	6,050	6,286
Current income tax recoverable	1	878	740
Other assets	573	583	588
Separate account assets	98,256	111,736	118,257
Total assets	$206,294	$216,946	$224,192

LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$36,209	$35,748	$36,616
Policyholder account balances	40,054	39,446	37,783
Other policy-related balances	3,000	2,907	2,985
Payables for collateral under securities loaned and other transactions	5,057	4,043	4,169
Long-term debt	3,963	3,966	3,612
Current income tax payable	15	—	—
Deferred income tax liability	972	576	927
Other liabilities	4,285	5,575	5,263
Separate account liabilities	98,256	111,736	118,257
Total liabilities	191,811	203,997	209,612
Equity
Common stock	1	1	1
Additional paid-in capital	12,473	12,469	12,432
Retained earnings (deficit)	1,346	(96)	406
Treasury stock	(118)	(42)	—
Accumulated other comprehensive income (loss)	716	552	1,676
Total Brighthouse Financial, Inc.’s stockholders’ equity	14,418	12,884	14,515
Noncontrolling interests	65	65	65
Total equity	14,483	12,949	14,580
Total liabilities and equity	$206,294	$216,946	$224,192

(1) The Company reclassified $71 million as of December 31, 2017 of Federal Home Loan Bank common stock from equity securities to other invested assets, principally at estimated fair value, to conform to current presentation.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended			For the Year Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018
Net income (loss) available to shareholders	$1,442	$(271)	$668	$865
Adjustments from net income (loss) available to shareholders to adjusted earnings:
Less: Net investment gains (losses)	(86)	(42)	6	(207)
Less: Net derivative gains (losses), excluding investment hedge adjustments	2,038	(693)	(424)	687
Less: GMIB adjustments (1)	(169)	26	(35)	(175)
Less: Amortization of DAC and VOBA related to net investment gains (losses) and net derivative gains (losses)	(202)	24	(37)	(385)
Less: Market value adjustments	(1)	7	(3)	45
Less: Other (1)	1	(4)	(4)	(6)
Less: Provision for income tax (expense) benefit on reconciling adjustments	(325)	141	173	14
Adjusted earnings	186	270	992	892
Less: Notable items	(13)	(44)	795	(106)
Adjusted earnings, less notable items	$199	$314	$197	$998

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (2)
Net income (loss) available to shareholders per common share	$12.14	$(2.26)	$5.57	$7.21
Less: Net investment gains (losses)	(0.73)	(0.35)	0.05	(1.73)
Less: Net derivative gains (losses), excluding investment hedge adjustments	17.17	(5.79)	(3.54)	5.73
Less: GMIB adjustments (1)	(1.42)	0.22	(0.29)	(1.46)
Less: Amortization of DAC and VOBA related to net investment gains (losses) and net derivative gains (losses)	(1.70)	0.20	(0.31)	(3.21)
Less: Market value adjustments	(0.01)	0.06	(0.03)	0.38
Less: Other (1)	0.01	(0.03)	(0.03)	(0.05)
Less: Provision for income tax (expense) benefit on reconciling adjustments	(2.74)	1.18	1.44	0.12
Less: Impact of inclusion of dilutive shares	—	0.02	—	—
Adjusted earnings per common share	1.56	2.23	8.28	7.44
Less: Notable items	(0.11)	(0.36)	6.64	(0.88)
Adjusted earnings, less notable items per common share	$1.68	$2.60	$1.64	$8.33

(1) Certain amounts prior to June 30, 2018 have been reclassified to conform to the current period presentation.
(2) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Net investment income	$862	$853	$769
Less: Investment hedge adjustments	(1)	(2)	(11)
Less: Other incremental net investment income	—	3	—
Adjusted net investment income	$863	$852	$780

Notable Items (Unaudited, in millions)

	For the Three Months Ended			For the Year Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018
Actuarial items and other insurance adjustments	$(26)	$(25)	$91	$(83)
Establishment costs	39	69	47	189
Separation related transactions	—	—	14	—
Tax reform adjustment (1)	—	—	(947)	—
Total notable items (2)	$13	$44	$(795)	$106

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$(12)	$(154)	$—	$(166)
Life	—	(11)	—	(27)
Run-off	(14)	140	91	110
Corporate & Other	39	69	(886)	189
Total notable items (2)	$13	$44	$(795)	$106

(1) The notable item for the three months ended December 31, 2017 includes a reduction of $222 million in a tax-related obligation to our former parent, MetLife, Inc.
(2) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.